EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated April 7, 2008, is made between Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Company”), and Peter E. Jokiel (the “Executive”).
WITNESSETH:
     WHEREAS, on November 19, 2003, the Company and the Executive (collectively, the “Parties”) entered into an agreement (as such agreement was amended and amended and restated prior to the date hereof, the “Prior Agreement”) whereby the Company agreed to employ the Executive as Executive Vice President and Chief Financial Officer (“Chief Financial Officer”) and the Executive accepted such employment; and
     WHEREAS, the Company has an interest in ensuring continuity of its leadership; and
     WHEREAS, the Company wishes to continue the services of the Executive in the capacity of Chief Financial Officer upon the terms and conditions hereinafter set forth and the Executive wishes to accept such employment; and
     WHEREAS, it is desirable that the Prior Agreement be replaced by this Agreement so that, on and after the date of this Agreement, this Agreement shall contain the terms and conditions governing the employment of the Executive in the capacity as Executive Vice President and Chief Financial Officer of the Company.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
          SECTION 1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth.
          SECTION 2. Term. The term of this Agreement shall commence on the date hereof and shall terminate by its terms as follows: (i) on December 31, 2009, if on or before October 1, 2008 the Company delivers to the Executive a written notice that this Agreement shall not be extended beyond December 31, 2009, or (ii) if no such notice is delivered by October 1, 2008, then this Agreement automatically shall be extended as of each January 1st for an additional calendar year unless, at least 15 months prior to the end of the then-current term, the Company shall have delivered to the Executive a written notice that this Agreement shall not be so extended1; and, provided, further, that the Executive’s employment hereunder may be terminated on an earlier date in accordance with the provisions of this Agreement. Delivery of a notice by the Company set forth in the preceding sentence shall serve only to set an ending date of this Agreement and shall not, for any reason, be deemed to be a Termination Without Cause

[1]	By way of example only, if the Company intends to have this Agreement terminate by its terms on December 31, 2010, the Company must give such written notice no later than September 30, 2009.

(as hereinafter defined). For purposes of this Agreement, all references to “Employment Period” shall mean the period beginning on the date hereof and ending on the effective termination of the Executive’s employment, and “Termination Date” shall mean the last day of the Executive’s employment under this Agreement (and not the date on which any notice described in the first sentence of this Section 2 is given).
          SECTION 3. Duties. During the Employment Period, the Executive shall be employed as Executive Vice President and Chief Financial Officer of the Company and shall perform such duties consistent with such title and shall report to the Chief Executive Officer of the Company. If requested by the Company, during the Employment Period, the Executive shall also serve, without additional compensation, in one or more executive positions and/or as a member of the board of directors of the Company (the “Board of Directors”) or any Affiliate (as defined herein) of the Company. The Executive shall comply fully with all applicable laws, rules and regulations as well as with the Company’s policies, compliance manuals and procedures.
          SECTION 4. Time to be devoted to Employment. The Executive shall devote his entire working time to the business of the Company and shall use his best efforts, skills and abilities in his diligent and faithful performance of his duties and responsibilities hereunder. During the Employment Period, the Executive shall not engage in any other business activities or hold any office or positions regardless of whether any such activity, office or position is pursued for profit or other pecuniary advantage, without the prior consent of the Company; provided, however, the Executive may own, solely as an investment, 1.0% or less of the securities of any publicly traded corporation.
          SECTION 5. Compensation; Business Expenses; Benefits; Other Matters. (a) Base Salary. The Company shall pay the Executive an annual salary (the “Base Salary”) of $405,200, less applicable withholding and other deductions, payable in accordance with the Company’s then current payroll practices. The Base Salary will be reviewed annually by the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”), and may be increased, but not decreased, in the sole discretion of the Board of Directors or Compensation Committee. Upon any such increase the term “Base Salary” shall mean such increased amount.
          (b) Annual Bonus. At such times that the Company has a bonus plan(s) for its senior executive officers, the Executive shall be eligible to participate in such plan(s) and, if determined in the sole judgment of the Board of Directors or any committee that administers such bonus plan, to receive an annual bonus pursuant to such bonus plan. Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring the Company to establish or maintain any bonus plan or to pay to the Executive any annual bonus. The amount and timing of any annual bonus that may be paid to the Executive will be in the sole discretion of the Board of Directors or any committee that administers such bonus plan.
          (c) Equity Compensation. The Executive shall be eligible to receive such stock options, awards of restricted stock or other types of equity-based compensation as may be determined by the Board of Directors or the Compensation Committee in its sole discretion and upon such terms and conditions as are determined by the Board of Directors or the Compensation Committee in its sole discretion
          (d) Participation in Benefits. The Executive shall be eligible to participate in, and receive benefits under, any pension, profit sharing, medical, group health, hospitalization and disability insurance, stock purchase, stock option, stock ownership, vacation or other employee benefit plan, program or policy of the Company which may be in effect at any time during the course of his employment by the Company and which shall be generally available to senior executive officers of the Company occupying positions of comparable status or responsibility, subject to the terms of such plans, programs or policies. In addition, the Executive shall receive annual reimbursement of up to $10,000 per calendar year for aggregate expenses incurred for financial planning, including the preparation of income tax returns, upon presentation of appropriate receipts for such expenses; provided that (i) the amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of such expenses eligible for reimbursement in any other calendar year, and (ii) such reimbursement shall be made promptly and in no event later than December 31st of the calendar year next following the calendar year in which such expenses were paid by the Executive.
          (e) Expense Reimbursement. The Company shall, upon presentation by the Executive to the Company of such appropriate documentation as may be required by the Company, reimburse the Executive, in accordance with its practice from time to time for officers of the Company, for all reasonable and authorized expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of his duties hereunder.
          (f) Paid Time Off. During the Employment Period, the Executive shall be entitled to take thirty-four paid time off days (“PTO”) for each year during the Employment Period, all or a portion of which may be carried over from year to year in accordance with the then-current PTO policy of the Company. The Executive may schedule the PTO as he elects, subject to the Company’s business needs. The Executive shall also be entitled to the paid holidays set forth in the Company’s policies.
          (g) Indemnification. To the fullest extent permitted under applicable law and the charter and by-laws of the Company, the Company and any of its Affiliates shall indemnify and hold harmless the Executive, and advance payment to Executive for costs and expenses, for all liability incurred by him to any third party as a result of the performance of his duties under this Agreement, subject to the recoupment of such advances by the Company if it is ultimately determined that the Executive was not entitled to such indemnification. The Company shall ensure that the Executive is covered by the Company’s director and officer liability insurance policies during the Employment Period and for at least six (6) years thereafter in an amount reasonably determined by the Board of Directors.
          SECTION 6. Involuntary Termination. (a) Disability. If the Executive is incapacitated or disabled (as determined by a physician mutually acceptable to the Company and the Executive) by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement (such condition being hereinafter referred to as a “Disability”) for an aggregate period of 180 days or more during any twelve month period (whether or not consecutive and after using up any accrued PTO), the Company may, at any time thereafter during the continuation of such Disability, at its option, terminate the Employment Period and the employment of the Executive under this Agreement immediately by giving him written notice to that effect. Until the Executive’s employment hereunder shall have been terminated in accordance with the immediately preceding sentence, the Executive shall be entitled to receive the compensation and benefits provided in Section 5 notwithstanding any such Disability (less any Company-paid benefits that he receives, such as short term disability or workers compensation, during such period).
          (b) Death. If the Executive dies, the Employment Period and his employment hereunder shall cease as of the date of his death.
          SECTION 7. Termination For Cause. (a) The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such termination being referred to herein as a “Termination For Cause”) by giving the Executive written notice of such termination in accordance with Section 7(b). As used in this Agreement, “Cause” means that the Executive: (i) has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Company’s then existing material internal policies or procedures and which is detrimental to the business, reputation, character or standing of the Company or any of its Affiliates; (iv) has committed an act of fraud, self dealing, conflict of interest, dishonesty or misrepresentation; or (v) has materially breached his obligations as set forth in this Agreement.
          (b) Termination for Cause shall occur only if the Company shall have given written notice to the Executive specifying the nature of the breach or behavior, and, if the Termination for Cause is pursuant to clauses (ii), (iii) or (v) of Section 7(a), the Executive fails to correct (if correctable) such breach or behavior as soon as practicable thereafter but no later than ten (10) days after receipt of the applicable notice, provided that there shall be only one notice and opportunity to correct with respect to clauses (ii), (iii) or (v) of Section 7(a).
          SECTION 8. Termination Without Cause. The Company may terminate the employment of the Executive hereunder without Cause (such termination being hereinafter referred to as a “Termination Without Cause”) by giving the Executive written notice of such termination, such termination to take effect on the date specified in such notice, which date shall not be earlier than the date on which such notice is given. For the avoidance of doubt, any notice given by the Company to the Executive pursuant to the first sentence of Section 2 shall not be deemed or considered a notice of a Termination Without Cause.
          SECTION 9. Good Reason; Termination due to a Change in Control. (a) The Executive may terminate his employment hereunder upon the existence of Good Reason. For purposes of this Agreement, the following shall constitute “Good Reason”: after written notice setting forth the alleged Good Reason by the Executive to the Company (which notice must be delivered within ninety (90) days of the initial existence of the event or circumstances that constitutes the Good Reason), and the expiration of a 60-day cure period, there continues to be:

(i) a material diminution in the Executive’s authority, duties or responsibilities; and/or (ii) a material breach by the Company of any material provision of this Agreement.
          (b) If the Executive terminates this Agreement and his employment hereunder within twenty-four (24) months of a Change in Control (as defined below) for Good Reason, for purposes of this Agreement such termination shall be considered a “Termination due to a Change in Control”. For purpose of this Agreement, any termination of the Executive’s employment by the Company within twenty-four (24) months of a Change in Control other than pursuant to Section 6 or Section 7 also shall be considered a Termination due to a Change in Control. A “Change in Control” shall be deemed to have occurred if:
     (i) any “person” or group of “persons” (as the term “person” is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (“Person”), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) direct or indirect beneficial ownership of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company (provided that acquisitions by the Executive or any existing stockholder of the Company owning more than 20% of the combined voting power of the then outstanding securities of the Company as of the date of this Agreement shall be ignored for this purpose),
     (ii) a merger or consolidation of the Company with any other corporation is consummated, other than a merger or consolidation which resulted in all or substantially all of the holders of the Company’s voting securities immediately prior thereto continuing to hold at least 50% of the combined voting power of the outstanding voting securities of the Company or of the surviving entity immediately after such merger or consolidation,
     (iii) the Board of Directors of the Company approves a plan of complete liquidation of the Company or the Company is sold or all or substantially all of the Company’s assets are sold or disposed of other than any such sale or disposition where all or substantially all of the holders of the Company’s voting securities immediately prior thereto continue to hold at least 50% of the combined voting power of the outstanding voting securities of the acquiror or transferee entity immediately after such sale or disposition, or
     (iv) individuals who, on the date following the date of the Company’s 2007 annual meeting of stockholders, are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, unless such new director’s initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Incumbent Board.

     Notwithstanding the foregoing, for purposes of clause (i), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and policies of the Company is not transferred from a Person to another Person; and, for purposes of clause (ii), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (A) to a stockholder in exchange for his stock, (B) to an entity in which the Company has (directly or indirectly) more than 50% ownership, or (C) to a Person that has (directly or directly) more than 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such Person possesses (directly or indirectly) more than 50% ownership.
          SECTION 10. Effect of Termination.
          (a) Definitions. For purposes of this Agreement, the terms “Accrued Rights,” “Severance Payments” and “Change in Control Severance Payments” shall have the following meanings:
Accrued Rights. The Company shall pay Executive a one-time, lump-sum amount equal to the sum of (A) his earned but unpaid Base Salary, and, if applicable, any accrued and unpaid bonus, each pro-rated through the Termination Date and (B) any unreimbursed business expenses or other amounts due to Executive from the Company as of the Termination Date. In addition, the Company shall provide to Executive all payments, rights and benefits due as of the Termination Date under the terms of the Company’s employee and fringe benefit plans, practices, programs and arrangements referred to in Section 5 hereof (together with clauses (A) and (B), the “Accrued Rights”).
Severance Payments. The Company shall pay Executive a lump—sum amount equal to the sum of (A) (i) 225% of his Base Salary if a Termination Without Cause or Termination for Good Reason occurs on or before December 31, 2009 or (ii) 150% of his Base Salary if a Termination Without Cause or Termination for Good Reason occurs on or after January 1, 2010, and (B) any unreimbursed business expenses or other amounts due to Executive from the Company as of the Termination Date (if not already covered by a payment of Accrued Rights).
Change in Control Severance Payments. The Company shall pay Executive a lump—sum amount equal to the sum of (A) (i) three times his Base Salary, if the Change in Control occurred on or before December 31, 2009 or (ii) two times his Base Salary, if the Change in Control occurred on or after January 1, 2010 and (B) any unreimbursed business expenses or other amounts due to Executive from the Company as of the Termination Date; in addition, all stock options, restricted stock awards or other types of equity-based compensation then held by the Executive which were not previously vested or exercised shall become fully vested and/or exercisable.
          (b) Termination for Cause; Resignation by Executive; Disability; Death. Upon the termination of the Executive’s employment hereunder due to a Termination for Cause, the Resignation by Executive, Disability or death, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement or otherwise, except the Accrued Rights, which shall be paid to the Executive immediately upon termination or as otherwise provided pursuant to the applicable plan, practice, program or arrangement. For purposes of this Agreement, the defined terms “Resignation” and “Resigns” shall refer to the Executive voluntarily terminating his employment hereunder, other than for Good Reason or Termination due to a Change in Control.
          (c) Termination Without Cause; Termination for Good Reason. Upon the termination of the Executive’s employment hereunder due to a Termination Without Cause or Termination for Good Reason, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement or otherwise, except the Accrued Rights and the Severance Payments as provided herein. The Accrued Rights shall be paid to the Executive immediately upon termination or as otherwise provided pursuant to the applicable plan, practice, program or arrangement. In consideration for such Severance Payments, and as a condition of the receipt thereof, the Executive agrees to execute a release releasing the Company and its Affiliates from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature, excluding those arising in connection with the enforcement of Executive’s indemnification rights. As used in this Agreement, “Affiliate” means, with respect to any person or entity, any other person or entity who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person or entity; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise. Such release must become effective on or before March 15th of the calendar year next following the calendar year in which such termination occurs. Provided the release becomes so effective, the Severance Payments shall be paid to the Executive upon the effective date of the release (and no later than such March 15th date).
          (d) Termination due to a Change in Control.
               (i) Upon the termination of the Executive’s employment hereunder due to a Termination due to a Change in Control, neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement or otherwise, except the Accrued Rights and the Change in Control Severance Payments as provided herein. The Accrued Rights shall be paid to the Executive immediately upon termination or as otherwise provided pursuant to the applicable plan, practice, program or arrangement. In consideration for the Change in Control Severance Payments, and as a condition of the receipt thereof, the Executive agrees to execute a release releasing the Company and its Affiliates from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature, excluding those arising in connection with the enforcement of Executive’s indemnification rights. Such release must become effective on or before March 15th of the calendar year next following the calendar year in which such termination occurs. Provided the release becomes so effective, the Severance Payments shall be paid to the Executive (and full vesting with respect to stock options, restricted stock awards or other types of equity-based compensation shall occur) upon the effective date of the release (and no later than such March 15th date).
               (ii) Notwithstanding any other provisions of this Agreement, if any of the benefits and payments provided under this Agreement, either alone or together with other benefits and payments which the Executive has the right to receive either directly or indirectly from the Company or any of its Affiliates, would constitute an excess parachute payment (the “Excess Payment”) under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive hereby agrees that the benefits and payments provided under this Agreement shall be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments to the Executive from constituting an Excess Payment; provided, however, that such reduction shall be made only if, by reason of such reduction, the Executive’s net after-tax economic benefit shall exceed the net after-tax economic benefit to the Executive if such reduction were not made.
               (iii) All determinations required to be made under clause (ii) of this Section 10(d), and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the date of termination or, if the parties determine that the certified public accounting firm used for auditing purposes by the Company immediately prior to the date of termination cannot make such determination because of legal restrictions, the parties shall agree on a different certified public accounting firm (such certified public accounting firm is hereinafter referred to as the “Accounting Firm”), which shall promptly provide detailed supporting calculations both to the Company and the Executive. The Company shall pay all fees and expenses of the Accounting Firm.
          (e) Severance upon expiration of this Agreement pursuant to Section 2. If the Company delivers a timely notice to the Executive pursuant to Section 2 of this Agreement so that this Agreement expires by its terms, then, as long as the Executive’s employment hereunder has not been otherwise terminated on a date earlier than the applicable December 31st date in accordance with the provisions of this Agreement, upon such expiration of this Agreement on such applicable December 31st date the Executive’s employment shall terminate and neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement or otherwise, except the Accrued Rights and the Severance Payments as provided herein (which, in connection with an expiration on December 31, 2009, shall be determined by reference to clause (A)(i) in the definition of “Severance Payments” in Section 10(a) of this Agreement, and in connection with any other such expiration by reference to clause (A)(ii) of such definition). The Accrued Rights shall be paid to the Executive immediately upon termination or as otherwise provided pursuant to the applicable plan, practice, program or arrangement. In consideration for such Severance Payments, and as a condition of the receipt thereof, the Executive agrees to execute a release releasing the Company and its Affiliates from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature, excluding those arising in connection with the enforcement of Executive’s indemnification rights. Such release must become effective on or before March 15th of the calendar year next following the calendar year in which such termination occurs. Provided the release becomes so effective, the Severance Payments shall be paid to the Executive upon the effective date of the release (and no later than such March 15th date).

          (f) 409A.
               (i) In the event that any cash severance benefit or other benefit under this Section 10 shall be subject to Section 409A of the Code and would fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code, and any such payments or benefits will be accumulated and paid or provided on the earliest permissible date pursuant to Section 409A(a)(2)(B)(i) of the Code. The Board of Directors or the Compensation Committee may attach conditions to or adjust the amounts paid pursuant to this Section 10(f) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 10(f); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code. The awards or grants of options, restricted stock and/or other types of equity-based compensation may contain additional provisions relating to the application of Section 409A of the Code and to this Agreement and the payments and benefits distributed hereunder.
               (ii) To the extent required in order to comply with Section 409A of the Code (if applicable), amounts that would otherwise be payable under Section 10 during the six-month period immediately following the date of termination shall instead be paid on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.
          (g) Clawback. If the Company, based upon a final, non-appealable judicial or regulatory determination, determines that Section 304 of the Sarbanes-Oxley Act of 2002 is applicable to the Executive hereunder, to the extent that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, (A) the Executive shall reimburse the Company for (i) any discretionary bonus or other incentive-based or equity-based compensation received by the Executive from the Company or any of its Affiliates and (ii) any profits realized from the sale of securities of the Company, in either case during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement and (B) if the material noncompliance resulted from misconduct by the Executive, (i) neither the Executive nor the Executive’s estate shall be entitled to exercise any stock options or other types of equity-based compensation then held by the Executive and (ii) such written conclusion of legal counsel or judicial determination shall be the grounds for termination of the Executive’s employment by the Company pursuant to Section 7 hereof.
          SECTION 11. Disclosure of Information; Work Product; Warranty. (i) The Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Company and which are used by the Company in its business. Confidential Information shall include, without limitation: (i) customer lists and supplier lists; (ii) the details of the Company’s relationships with its customers, including the financial relationship with a customer, knowledge of the internal “politics"/workings of a customer organization, a customer’s technical needs and job specifications, knowledge of a customer’s strategic plans and the identities of contact persons within a customer’s organization; (iii) the Company’s marketing and development plans, business plans; and (iv) other information proprietary to the Company’s business. The Executive shall not, at any time during or after the Employment Period, use or disclose any Confidential Information, except to authorized representatives of the Company or the customer or as required in the performance of his duties and responsibilities hereunder. Upon the termination of the Executive’s employment hereunder for any reason, the Executive shall as promptly as practicable return all customer and/or Company property, such as computers, software and cell phones, and documents (and any copies including in machine or human-readable form), to the Company. The Executive shall not be required to keep confidential any information, which is or becomes publicly available or is already in his possession (unless obtained from the Company or one of its customers). Further, the Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as he applies such information without disclosure or use of any Confidential Information.
               (ii) The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by him during the Employment Period and for a period of six (6) months thereafter, that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are suggested by or as a result of any work performed by the Executive on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et. seq.) (the “Work Product”). All Work Product shall be and remain the property of the Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by applicable law. Consistent with his recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) days’ written notice from the Company, the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf. This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.
               (iii) The Executive represents and warrants to the Company that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) the Executive has the legal right to grant the Company the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.
          SECTION 12. Restrictive Covenants. (a) Non-Competition. The Executive hereby acknowledges and recognizes that during the Employment Period he will be privy to trade secrets and confidential information critical to the Company’s business and that the Company would find it extremely difficult or impossible to replace the Executive. Accordingly, Executive agrees that, in consideration of the premises contained herein, and the consideration to be received by the Executive hereunder, he will not and will not permit any of his Affiliates to, except with the Company’s prior written consent, during the Employment Period and for the applicable period specified in Section 12(g) below from and after the Termination Date (the Employment Period and such additional applicable period collectively being the “Non-Competition Period”), engage, directly or indirectly, whether as an employee, officer, director, consultant or otherwise, in any activity that competes with the Company or any of its Affiliates in the business of insurance. Nothing in this Section 12(a) shall prohibit the Executive or any of his Affiliates from owning for passive investment purposes less than 5% of the publicly traded securities of any corporation listed on the New York Stock Exchange or the American Stock Exchange or the NASDAQ.
          (b) Customer Non-Solicitation. During the Non-Competition Period, the Executive shall not, and shall not permit any of his Affiliates to solicit, directly or indirectly, any person or entity which (i) is currently a customer or party to any insurance-related contract with the Company and/or its Affiliates, (ii) has been a customer or party to any insurance-related contract with the Company and/or its Affiliates during the two year period immediately preceding such solicitation or (iii) was solicited by the Company and/or its Affiliates during the two year period immediately preceding such solicitation, provided that in the case of (b)(i) above such solicitation diverted or attempted to divert the business of the Company and/or its Affiliates to another person or entity or in the case of (b)(ii) and (b)(iii) above, the business solicited is business in which the Company is currently engaged.
          (c) Employee Non-Solicitation. During the Non-Competition Period, the Executive shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) solicit for employment, engage and/or hire, whether directly or indirectly, any person who is then employed by the Company and/or its Affiliates or engaged by the Company and/or its Affiliates as an independent contractor or consultant; and/or (ii) encourage or induce, whether directly or indirectly, any person who is then employed by the Company and/or its Affiliates or engaged by the Company and/or its Affiliates as an independent contractor or consultant to end his/her business relationship with the Company and/or its Affiliates.
          (d) Non-Disparagement of the Company. The Executive covenants that he will not, directly or indirectly at any time during or after the Employment Period, disparage the Company or any of its shareholders, directors, officers, employees, or agents.
          (e) Non-Disparagement of the Executive. The Company covenants that it will not, directly or indirectly at any time during or after the Employment Period, disparage the Executive.

          (f) Acknowledgement. The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from earning a living other than in a business which competes with the Company.
          (g) Period of Non-Competition following Employment Period. For purposes of this Agreement, with respect to the Non-Competition Period, the applicable period following the Termination Date, in respect of the following reasons for termination, shall be:
               (i) Resignation by Executive: two (2) years; unless the Executive shall have given the Company at least nine (9) months notice of his effective resignation date, in which case fifteen (15) months;
               (ii) Death or Disability: none;
               (iii) Termination for Cause: one (1) year;
               (iv) Termination Without Cause: one (1) year;
               (v) Termination for Good Reason: one (1) year;
               (vi) Termination due to Change in Control: two (2) years.
          SECTION 13. Enforcement; Severability; Etc. It is the desire and intent of the Parties that this Agreement, including, without limitation, the provisions of Sections 11, 12, 13 and 14 of this Agreement, shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Sections 11, 12 and 14 of this Agreement is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction. The terms of this Agreement are intended to be, and shall be interpreted so as to, comply with Section 409A of the Code, and without having the Executive incur any tax or penalty under Section 409A of the Code as a consequence of the receipt of any payments or benefits under this Agreement. In the event that it is determined that any term or provision of this Agreement does not so comply, then such non-compliant term or provision shall be amended so as to conform to Section 409A of the Code and, to the extent possible, preserve the original intent of the Agreement.
          SECTION 14. Remedies. It is understood by the Parties hereto that the Executive’s obligations and the restrictions and remedies set forth in Sections 11 and 12 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or employed (or continued to employ) him. The Executive acknowledges and understands that the provisions of Sections 11 and 12 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of Sections 11 and 12 of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of Sections 11 and 12 of this Agreement, the Company shall be entitled to an injunction restraining him from such breach or other equitable relief, without posting a bond, in addition to other remedies available to the Company. In the event of a breach by the Executive of the provisions of Section 12 of this Agreement, the term of the Non-Competition Period shall be extended by the period of the duration of such breach. All remedies available for breach of this Agreement are cumulative, and neither the pursuit of any remedy nor anything contained in this Agreement shall be construed as an election of a remedy or as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.
          SECTION 15. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed, if to the Company, at Specialty Underwriters’ Alliance, Inc., 222 South Riverside Plaza, Suite 1600, Chicago, IL 60606-6001, Facsimile: (312) 277-1800, Attention: General Counsel with a copy to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, Attn: William W. Rosenblatt, Esq., Facsimile: 212-806-6006, and if to the Executive, at the address set forth under the name of the Executive on the signature page hereto, or to such other address as the Party to whom notice is to be given may have furnished to the other Party or Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. Written notice from the Company’s Board of Directors shall constitute proper notice from the Company in all cases relating to this Agreement.
          SECTION 16. Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          SECTION 17. Binding Agreement; Benefit. Subject to Section 23 below, the provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the Parties. The Executive acknowledges and agrees that each Affiliate of the Company shall be an intended third party beneficiary of this Agreement.
          SECTION 18. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without giving effect to any principles of conflict of laws. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
          SECTION 19. Waiver of Breach. The failure of a Party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition. The waiver by either Party of a breach of any provision of this Agreement by the other Party must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other Party.
          SECTION 20. Entire Agreement; Amendments. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect thereto. Notwithstanding the foregoing, this Agreement is not intended to exclude any other types of benefits not addressed by this Agreement that may be available to the Executive upon a termination of employment with the Company or its Affiliates, such as “COBRA” continuation. This Agreement may be amended only by an agreement in writing signed by the Parties hereto and authorized by the Company’s Board of Directors or Compensation Committee.
          SECTION 21. Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any person or entity which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive acknowledges that he has had a sufficient period of time within which to review this Agreement, including Sections 11 and 12, with an attorney of his choice and he has done so to the extent he desired.
          SECTION 22. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 23. Assignment. This Agreement and the Executive’s performance hereunder are personal to the Executive and shall not be assignable by the Executive. The Company may assign this Agreement to any Affiliate or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. However, any such assignment by the Company shall still be subject to the Executive’s rights under Sections 9(b) and 10(d).
          SECTION 24. Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any Party because that Party drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in counterparts, including a facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
          SECTION 25. No Mitigation. The Executive shall not be required to mitigate the amount of any benefits under this Agreement by seeking other employment or otherwise. The benefits to be provided pursuant to this Agreement shall not be reduced by any compensation or benefits payable or provided to the Executive as a result of employment by another employer after the date of termination or otherwise.
          SECTION 26. Survival. The provisions of Sections 5(g), 11, 12, 13, 14, 15, 17, 18 and 21 and any other provisions of this Agreement that by their meaning are intended to survive shall survive termination of this Agreement or termination of the employment of the Executive for any reason.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
By:	/s/ Courtney C. Smith
Courtney C. Smith
President & Chief Executive Officer

EXECUTIVE
By:	/s/ PeterE. Jokiel
Peter E. Jokiel

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